Exhibit 99.1


                      FRANKLIN STREET PROPERTIES LETTERHEAD



To   : Stockholders of Franklin Street Properties Corp. (the "Company" or "FSP")

Re   : Important Information Regarding Your FSP Investment

Date : August 13, 2004
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As you know, the Company has announced its intention to effect a listing of its shares of common stock on the American Stock Exchange. The listing is anticipated to be effective on or around January 1, 2005. There are many administrative items which need to be accomplished prior to the listing. The purpose of this communication is to update you on two specific items and to tell you how they will impact you.

#1. Transfer Agent. All publicly-traded companies utilize the services of a transfer agent. The transfer agent maintains the list of stockholders and assumes the responsibility for servicing those stockholders, including the payment of dividends. FSP has chosen American Stock Transfer & Trust Co. ("AST") to be its transfer agent, effective immediately.

Attached is the regular quarterly communication. It references the fact that the Company has declared, and is paying, a dividend of $0.31/share. The processing of the payment of this dividend is being handled by AST. If you receive your dividends via check, your check will be arriving under separate cover, directly from AST. If your dividend is directly deposited, the deposit date will be August 16, 2004. All future dividend payments will be processed by AST.

AST will now be responsible for servicing your FSP account. If you need to change an address or direct deposit information, you should address those requests directly to AST. Their contact information is:

            American Stock Transfer & Trust Company
            59 Maiden Lane
            New York, NY  10038
            1-800-937-5449
            www.amstock.com

NOTE, AST is assuming the responsibility for Franklin Street Properties Corp. only. Any questions regarding your investment in any FSP-sponsored REIT should still be directed to your Investment Executive.


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#2. Redemption of Fractional Shares. The American Stock Exchange will accept only whole shares at the time of listing. Many FSP stockholders currently own some fractional shares. Those fractional shares must be redeemed. The Company is redeeming the fractional shares for cash in an amount equal to the product of such fractional part of a share multiplied by $17.70, the estimated fair market value of one share of FSP common stock as recently determined by the Company's Board of Directors. The amount of the redemption, if any, will be added to your August 16, 2004 dividend distribution.

Of course, until FSP is actually listed, your Investment Executive (800-950-6288) will still be available to answer any questions you may have regarding your investment in FSP.


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